EXHIBIT 23.3


[LOGO] BDO      BDO SEIDMAN, LLP              601 W. Riverside Avenue, Suite 900
                Accountants and Consultants   Spokane, Washington 99201-0611
                                              Telephone: (509) 747-8095
                                              Fax: (509) 747-0415


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Hecla Mining Company
Coeur d'Alene, Idaho

We hereby consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 1, 2002, relating to the consolidated financial statements of Hecla Mining Company, which is contained in that Prospectus. We did not audit the financial statements of Greens Creek Joint Venture, a 29.73 percent owned subsidiary, which statements reflect total assets and revenues constituting 33.7 percent and 26.3 percent, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it related to the amounts included for Greens Creek Joint Venture, is based solely on the report of the other auditors. Our report contains an explanatory paragraph regarding the Company's change in method of accounting for derivative instruments and hedging activities in 2001.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP


January 10, 2003
Spokane, Washington